Exhibit 4.38

Passenger and Cargo Sales And Ground Services Framework Agreement

This Agreement is made on 16 December 2016 in Guangzhou by and between the legal representative or authorized representative on behalf of Party A and Party B as described below.

Party A:	China Southern Airlines Company Limited

Company Address: Unit 301, Office Tower, Guanhao Science Park Phase I, 12 Yuyan Street, Huangpu District, Guangzho

Legal Representative: Wang Chang Shun (王昌顺)

Party B:	China Southern Airlines Group Ground Services Co., Ltd.

Company Address: 1/F, Building 618, Bagualing Industrial Zone, Futian District, Shenzhen

Legal Representative: Sun Yizhang (孙宜章)

Whereas:

1.	Party A is a legal entity and duly existing in PRC, which has obtained business license from Administration for Industry and Commerce according to relevant requirements under PRC laws and regulations, and fulfilled its annual inspection obligations in accordance with relevant regulations.

2.	Party B is a legal entity and duly existing in PRC, which has obtained business license from Administration for Industry and Commerce according to relevant requirements under PRC laws and regulations, and fulfilled its annual inspection obligations in accordance with relevant regulations. Party B has the qualification to engage in various services agreed under this Agreement.

3.	Party B has obtained the CATA passenger and cargo sales agency qualification certificate (both class I and class II) and IATA international (or domestic) passenger and cargo sales agency certificate and notice of approval.

4.	Party B has necessary facilities which are equipped with qualified sales agents, other service personnel and a relatively fixed business premises.

Based on the aforesaid, in order to clarify the rights and obligations of the parties in respect of the transactions, Party A and Party B enter into this Framework Agreement in accordance with the principles established through the friendly negotiations, and shall jointly observe and guide the operation of the transactions agreed under this Agreement, including the signing and implementation of specific contracts. Party A and Party B agreed to the following terms:

I.	Scope of this Agreement

The terms of this Agreement shall apply to the transactions contemplated under Article 2 of this Agreement between Party A and Party B.

Party A of this Agreement shall include China Southern Airlines Company Limited and its wholly-owned or controlled subsidiaries, and Party B shall include China Southern Airlines Group Ground Services Co., Ltd. and its wholly-owned or controlled subsidiaries.

II.	Main Contents of Related Party Transactions

1.	Party A entrusts Party B to act on behalf of Party A in the designated area for the international or domestic ticket sales business;

2.	Party A entrusts Party B to act on behalf of Party A in the designated areas to provide international or domestic ticket sales and after-sales services to Patty A’s direct key client;

3.	Party A entrusts Party B to act on behalf of Party A in the designated area for the international or domestic air cargo transportation and sales business;

4.	Party A agrees that Party B shall act as Party A's agent for the sales business of the air charter and air board package in the designated area under the condition that China Southern Air Holding Company provides sufficient economic guarantee to Party B;

5.	Party A agrees that Party B shall provide Party A with some important simplified services business, which are productive, operational and procedural, including but not limited to, import / export and transit operations related to cargo and mail transport, aircraft maintenance, aircraft cabin cleaning, cabin textiles cleaning / sending and receiving, on-board entertainment equipment maintenance, aircraft surface cleaning, ground integrated services and other services related to the maintenance;

6.	Party A agrees that the premises and equipments required for production shall be leased to Party B for its use and Party B shall pay the lease to Party A.

Specific business scope and related fees of the above transactions shall be agreed and signed under separate agreements by and between Party A and Party B in accordance to the actual needs. Specific rights and obligations of both Parties shall be agreed under the separate agreements.

III.	Rights and Obligations of Both Parties

(I)	Rights and Obligations of Party A

1.	Party A shall have the right to conduct business inspection and business supervision on Party B;

2.	Party A shall pay agent fees and related service fees to Party B in accordance with the individual entrustment agreement signed by both parties, and charge Party B for the lease;

3.	Party A shall have the right to request Party B to provide necessary guarantee for the performance of this Agreement; and

4.	Party A shall have the right to charge Party B for the air charter and air package board service fees and ticket fares in full.

(II)	Rights and Obligations of Party B

1.	Party B shall have the right to receive agent fees and related service fees from Party A in accordance with the individual entrustment agreement signed by both parties and pay lease to Party A;

2.	Party B shall pay the air charter and air package board service fees and ticket fares to Party A in accordance with the individual entrustment agreement signed by both parties;

3.	Party B shall accept Party A's business inspection and business supervision;

4.	Party B shall not advertise and publicize itself in the name of Party A without Party A's written permission. Party B shall not harm Party A's interests and corporate image when publicize itself;

5.	Party B shall comply with the relevant rules and regulations of Party A;

6.	Party B has the duty of confidentiality with respect to information provided by Party A; and

7.	Party B shall not engage in any act or activity in the name of Party A outside the scope of entrusted matters under this Agreement.

IV.	Transaction Pricing and Caps

1.	Both parties shall follow a fair and reasonable pricing principle which is based on fair market price in accordance with the provisions of the state or local pricing regulations. Party B undertakes to offer Party A a price or fee standard favorable than or equal to those offered to any independent third party.

2.	Party A and Party B agreed that the amount of agent fees and other service fees paid under this Agreement shall not exceed the cap of RMB270 million for 2017; the cap of RMB330 million for 2018; the cap of RMB400 million for 2019.

Both parties hereby agree that the amount of the lease charged to Party B by Party A under this Agreement shall not exceed the cap of RMB10 million for each year from 2017 to 2019.

V.	Force Majeure

1.	Neither party shall be held responsible for failure to perform this Agreement due to force majeure, in that case this Agreement is terminated naturally. If certain part of this Agreement cannot be performed due to force majeure, the corresponding liability of the affected part shall be waived depending on the degree of force majeure. The performance of other part of the Agreement is not subject to force majeure. The liability incurred by force majeure shall not be exempt on condition that performance of this Agreement has already been delayed.

Force majeure means an unforeseeable, unavoidable and insurmountable objective situation, including but not limited to war, plague, strike, earthquake, flood, etc.

2.	If any party fails to perform the Agreement due to force majeure, it shall promptly notify the other party within 48 hours in order to mitigate the losses that the other party may occur and shall provide proof within fifteen business days. If the notification obligation and the provision of proof cannot be fulfilled on reasonable grounds, the time prescribed in this paragraph may be extended based on the actual situation.

VI.	Liabilities and Indemnification

1.	The breaching party shall indemnify the non-breaching party for the actual loss incurred due to mistakes in working, if additional expenses incurred.

2.	Any breach of this Agreement and any supplemental agreement constitute a breach of contract and the defaulting party shall be liable for the breach.

VII.	Termination of this Agreement

This Agreement shall be terminated, if:

1.	This Agreement is terminated as expired;

2.	This Agreement is terminated when one party does not have the required qualifications to fulfill the Agreement;

3.	This Agreement shall be terminated when Party B fails to meet the conditions of the agent business agreed upon by both Parties;

4.	The non-breaching party is entitled to terminate this Agreement unilaterally due to the other Party's default.

VIII.	Dispute Resolution

Both parties shall settle, through friendly negotiation, any dispute arising from the execution or performance of this Agreement. If such dispute cannot be settled through negotiation, either party shall have the right to submit such dispute to a competent Peoplet sCourt.

IX.	Miscellaneous

1.	This Agreement has a validation period of 3 years, with effect from 1 January 2017.

2.	Both parties shall sign supplementary agreements for any matters not covered under this Agreement. Such supplementary agreements shall have equal legal effect to this Agreement;

3.	This Agreement is made in four copies, with each party holding two copies. Each copy shall have equal legal effect.

Party A: China Southern Airlines Company Limited	Party B: China Southern Airlines Group Ground Services Co., Ltd.
Authorized Representative: Luo Laijun (罗来君)	Authorized Representative: Zhang Xingjin (张兴金)